                                                                    EXHIBIT 4.6

                                 EUPHONIX, INC.
                      AMENDMENT TO SECURED PROMISSORY NOTE
                             DATED DECEMBER 29, 2000

       This agreement dated November 29, 2001 (the "Amendment") amends the Secured Promissory Note (the "Note"), dated December 29, 2000 by and among Euphonix, Inc., a California corporation ("Borrower"), Dieter Meier, Walter Bosch, Stephen and Kathryn Jackson, Trustees of the Jackson Trust dated May 31, 2000, Onset Enterprise Associates, L.P. and Onset Enterprise Associates III, L.P. (each an "Investor" or "Lender" and collectively the "Investors" or the "Lenders") as amended up to the date of this Amendment. This Amendment will become effective immediately prior to the date of the Secured Promissory Note to be executed (the "Execution Date") in connection with the Financing (as defined below). Capitalized terms not defined here have the meaning set forth in the Note.

                                    RECITALS

       A. The Borrower has arranged for a debt financing of up to $6 million (the "Financing") that is contingent on the Investors agreeing to amend the Note to among other things, extend the maturity date in exchange for increasing the number of shares issuable to Investors upon conversion of the Note and the waiver by Dieter Meier and Walter Bosch of any claims of Borrower's alleged default under notes payable by Borrower to Messrs. Meier and Bosch.

       B. Subsection I.6 of the Note provides that the Note may be amended by a written instrument signed by Borrower and the Lender.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration (including that recited in Paragraph A, above), the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                              ARTICLE I: AMENDMENTS

       1. Subsection C.1 of the Note is hereby amended by replacing it in its entirety by the following new subsection:

       "Scheduled Payment. Subject to other provisions of this Note, the outstanding principal sum of this Note, together with the accrued interest thereon, shall be due and payable on December 31, 2003."

       2. Subsection C.5(a)(ii) of the Note is hereby amended by replacing it in its entirety by the following new provision:

       "(ii) the lower of: (A) $0.35 or (B) the average of the closing price per share for the 3 trading days immediately preceding the Execution Date, provided, however that the price per share as determined in this clause
       (B) can be no lower than $0.02 per share."

       3. Subsection C.5(c) of the Note is hereby amended by replacing it in its entirety by the following new provision:

       "Notwithstanding anything herein to the contrary, unless waived by the holders of a majority of the outstanding principal amount of this Note, the outstanding principal sum from all Advances as of the date thereof and all accrued interest thereon, shall accelerate and become due and payable in full, according to each Investor's Pro Rata Share upon the occurrence of any of the following (each, a "Transaction"): (i) the sale, transfer or other disposition of any of Borrower's material assets (not including product inventory for sale to customers in the ordinary course of business), (ii) the acquisition of voting control in excess of 50% of Borrower by persons (other than the Investors), or (iii) the merger or consolidation of Borrower with or into another entity whereby the holders of Borrower's voting securities prior to such merger or consolidation hold less than 50% of the voting securities of the surviving entity. Notice of any such Transaction shall be provided to the Investors fourteen (14) calendar days prior to the consummation of any such Transaction and, notwithstanding anything to the contrary contained elsewhere in this Note, Investors may exercise their rights of conversion during such 14-day period."

       4. The Note is hereby amended by adding in the following new provision as new Subsection C.5(d):

       "Notwithstanding anything herein to the contrary, this Note shall not be convertible into shares of Common Stock as contemplated herein, until such time as the Borrower has obtained shareholder approval of (i) an amendment to the Company's Articles of Incorporation to authorize a sufficient number of additional shares of Common Stock for potential issuance upon conversion of this Note, and (ii) this Amendment. Borrower hereby covenants that it will hold a meeting of its shareholders, or otherwise seek written consents of its shareholders, as soon as practicable after the date of this Amendment in order to seek such shareholder approval. The Investors further acknowledge that: (i) Borrower will authorize, in its Articles of Incorporation, a total of 150 million shares of Common Stock, of which 125 million will be reserved for issuance upon: (x) conversion of this Note, (y) conversion of the convertible promissory notes dated February 22, 2000, April 14, 2000, September 7, 2000, March 15, 2001, and November 29, 2001, and (z) exercise of warrants issued pursuant to Section G.1 of the convertible promissory note dated November 29, 2001; and that (ii) the Investors cannot effect any such conversion or exercise as described in the foregoing clause (i) that exceeds 125 million shares unless and until the shareholders approve an amendment to the Articles of Incorporation increasing the number of authorized shares to an amount that permits such exercise or conversion."

       5. Subsection G.2 of the Note is hereby deleted in its entirety.

       6. Subsection I.6 of the Note is hereby amended by replacing it in its entirety by the following new provision:

       "AMENDMENT PROVISIONS. This Note may be amended by the addition or deletion of any provisions thereof and any rights of a Lender may be modified in any manner in writing by the Borrower and Lenders holding notes representing a majority of the principal amount under notes issued by the Borrower on February 22, 2000, April 14, 2000, September 7, 2000, December 29, 2000 and March 15, 2001; provided, however, that no such amendment shall, without the consent of each Lender to be affected thereby: (i) extend the Scheduled Payment date set forth in Subsection C.1, (ii) reduce the principal amount of the Note, (iii) decrease any interest rate payable under the Note, (iv) change the currency in which the Note is payable, (v) impair any rights of a holder against the Borrower upon any Event of Default, (vi) modify any of the conversion features of the Notes or increase the amounts set forth in Subsection C.5(a)(ii), or (vii) impair any Lenders' lien on the Borrower's assets."

       7. A new Subsection I.11 is hereby added to the Note that states in its entirety as follows:

       "Intercreditor Agreement. This Note is subject to the terms and conditions of an Intercreditor Agreement, dated as of November 29, 2001 (the "Intercreditor Agreement"), among Borrower, the Investors and certain other holders of Secured Promissory Notes issued by Borrower. In the event of any conflict between the provisions of Section 1 of the Intercreditor Agreement and any provision of this Note, the provision of such Section 1 shall govern and control."

                               ARTICLE II: GENERAL

       1. Governing Law; Venue. This Amendment shall be governed by the laws of the State of California, without giving effect to conflicts of law principles. Borrower and Lender agree that all actions or proceedings arising in connection with this Amendment shall be tried and litigated only in the state and federal courts located in the City and County of Santa Clara, State of California or, at Lender's option, any court in which Lender determines it is necessary or appropriate to initiate legal or equitable proceedings in order to exercise, preserve, protect or defend any of its rights and remedies under this Amendment or otherwise or to exercise, preserve, protect or defend its Lien, and the priority thereof, against the Collateral, and which has subject matter jurisdiction over the matter in controversy.

       2. Entire Agreement; Counterparts. This Amendment and the Note together embody the entire understanding and agreement between Borrower and the Investors and supersede all prior agreements and understandings relating to the subject matter hereof. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

       3. Security Interest. Borrower acknowledges that it has granted to the Investors a security interest in the Collateral to secure the payment of all of the Secured Obligations including, without limitation, principal, accrued interest, other advances made under the Note and any attorneys' fees to which the Investors are entitled under the Note. Borrower acknowledges that it has taken prior to the date hereof all actions required and reasonably necessary to perfect and to otherwise give notice of the security interest granted hereunder including, but not limited to, the execution and filing of financing statements and the filing of notices of security interests with the United States Patent and Trademark Office.

       4. Restrictions on Transfer and Compliance with Securities Act; Investor Representations and Warranties.

              (a) Certificates representing any of the shares of Common Stock acquired pursuant to the provisions of this Note shall have endorsed thereon the following legends, as appropriate.

                     (i) Such shares of Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), nor qualified (if necessary) under applicable state securities laws and consequently will have the following legend:

       "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

                     (ii) Any legend required to be placed thereon by any applicable state securities laws.

              (b) Each Investor, by acceptance hereof or by making any Advances, agrees that the Note, as amended by this Amendment, and the shares of Common Stock to be issued upon conversion pursuant to the terms of the Note, as amended by this Amendment, are being acquired solely for his own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof and that he will not offer, sell or otherwise dispose of the Note, as amended by this Amendment, or any shares of Common Stock to be issued upon conversion pursuant to the terms hereof except under circumstances which will not result in a violation of the Securities Act or of applicable state securities laws.

              (c) Each Investor, by acceptance hereof, represents that such Investor is (i) an accredited investor within the meaning of Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of the Note, as amended by this Amendment, and can bear the economic risk of his investment; (ii) aware of the Borrower's business affairs and financial condition; and (iii) aware that the Note, as amended by this Amendment, has not been registered under the Securities Act in reliance upon a specific exemption therefrom.

              (d) Subject to the preceding, the Note, as amended by this Amendment, may be transferred only upon surrender of the original Note as amended by this Amendment, for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Borrower. Thereupon, a new note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the Investors or their transferees set forth on Exhibit A to the Note.

                [remainder of the page intentionally left blank]

       IN WITNESS WHEREOF, the Borrower and each of the Investors has caused this Note to be duly executed on the date first written above.


                                        EUPHONIX, INC.


                                        By: /s/ Jeffrey Chew
                                            ------------------------------------
                                        Name: Jeffrey Chew
                                        Title: Chief Executive Officer


                                        INVESTORS


                                        /s/ Dieter Meier
                                        ----------------------------------------
                                        Dieter Meier


                                        /s/ Walter Bosch
                                        ----------------------------------------
                                        Walter Bosch


                                        /s/ Stephen D. Jackson, Trustee
                                        ----------------------------------------
                                        Jackson Trust dated 5/31/2000
                                        By: Stephen and Kathryn Jackson
                                        Title: Trustees


                                        /s/ Robert Kuhling
                                        ----------------------------------------
                                        Onset Enterprise Associates, LP
                                        By: Robert Kuhling
                                        Title: OEA Management, L.P.
                                               The General Partner of
                                               ONSET Enterprise Associates, L.P.


                                        /s/ Robert Kuhling
                                        ----------------------------------------
                                        Onset Enterprise Associates III, LP
                                        By: Robert Kuhling
                                        Title: OEA Management, L.P.
                                               The General Partner of
                                               ONSET Enterprise Associates III,
                                               L.P.


[SIGNATURE PAGE TO AMENDMENT TO SECURED PROMISSORY NOTE DATED DECEMBER 29, 2000]